Exhibit 107
Calculation of Filing Fee Table
FORM
S-3
(Form Type)
Avista Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type (1)	Security Class Title (1)	Fee Calculation or Carry Forward Rule (2)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate (2)	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Debt	First Mortgage Bonds	Rule 456(b) and Rule 457(r)

Fees to Be	Debt	Notes	Rule 456(b) and Rule 457(r)

Paid	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)

	Equity	Common Stock	Rule 456(b) and Rule 457(r)

Fees Previously Paid	N/A

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	This registration statement also covers debt securities and common stock which may be issued in exchange for, or upon conversion of, these securities.

(2)
Indeterminate aggregate offering prices and/or numbers of securities are being registered that from time to time may be offered at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of the entire registration fee subject to the conditions set forth in such rules.